EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Datastream Systems, Inc.:

We consent to incorporation by reference in the following Registration Statements on Forms S-8 of Datastream Systems, Inc., of our reports dated September 12, 2005, relating to the consolidated balance sheets of Datastream Systems, Inc. and subsidiaries as of December 31, 2003 and 2004, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for each of the years in the three-year period ended December 31, 2004, the related financial statement schedule, management’s assessment of internal control over financial reporting as of December 31, 2004, and the effectiveness of internal control over financial reporting as of December 31, 2004, which reports appear in the December 31, 2004 annual report on Form 10-K of Datastream Systems, Inc.:

Form	Registration Number	Filing Date
S-8	33-	5/13/1996
S-8	333-	10/10/1997
S-8	333-00080	4/17/1998
S-8	333-00314	4/17/1998
S-8	333-03579	4/17/1998
S-8	333-37655	4/17/1998
S-8	333-57055	6/17/1998
S-8	333-79085	5/21/1999
S-8	333-81663	6/28/1999
S-8	333-43980	8/17/2000
S-8	333-43982	8/17/2000
S-8	333-59320	4/20/2001
S-8	333-99145	9/04/2002
S-8	333-107431	7/29/2003

Our report dated September 12, 2005, on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2004, expresses our opinion that Datastream Systems, Inc. did not maintain effective internal control over financial reporting as of December 31, 2004, because of the effect of the material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that explains those material weaknesses.

/s/ KPMG LLP

Greenville, South Carolina

September 12, 2005